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NEWS RELEASE                                           [AT&T LATIN AMERICA LOGO]
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For more information, please contact:

               Media:                                     Investors:
               Jim McGann                                 Catherine Castro
               202-689-6337                               202-689-6336
               202-256-9972 (cell)                        202-320-7936 (cell)

               Lydia Rodriguez
               202-689-6323
               305-613-6767 (cell)


                   AT&T LATIN AMERICA ANNOUNCES A FUNDING GAP
                        COMMENCING IN FOURTH QUARTER 2002


WASHINGTON D.C., OCTOBER 21, 2002 - AT&T LATIN AMERICA CORP. (NASDAQ: ATTL), a facilities based provider of integrated business communications services in five Latin American countries, announced that it anticipates a funding gap commencing in the fourth quarter of 2002 and running through 2003 of up to approximately $40 million, assuming continued access to its senior secured vendor financing facility. This funding gap has arisen due to the following developments:

    - A more pessimistic view of economic conditions in South America, particularly Brazil, for the remainder of 2002 and into 2003.

    - The Company had anticipated entering into a tax sharing agreement with its majority shareholder, AT&T Corp., that it expected would provide at least $17 million in liquidity, commencing in the fourth quarter of 2002 and running through 2003. AT&T Corp. advised the Company on October 8, 2002 that such an arrangement will not be forthcoming.

    - Following a request from the Company for additional financing assistance, AT&T Corp. advised on October 10, 2002 that it will not provide additional financing or credit support to the Company.

    - AT&T Corp. has advised the Company that as it implements its global strategy, it intends to approach certain global multinational clients directly on a global basis, concentrating services through its own international facilities. The Company understands that, as to multinational customers with operations in Latin America, that strategy will involve a change in the Company's relationship with such customers from that of a full-service provider using its own international facilities to one of providing essentially last mile connections on a non-preferred basis over its local networks. The change is expected to result in a reduction in the growth of revenues and cash flow of the Company.

    - The Company is in litigation over obligations owed to one of its vendors, an affiliate of Siemens AG. As a result of an adverse decision, it now has assumed for purposes of its outlook that it will pay its obligations at earlier dates than originally anticipated. The Company is currently in settlement negotiations with this vendor.

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    AT&T Latin America Announces A Funding Gap Commencing In Fourth Quarter 2002
                                                                          Page 2

    - The Company believes that it may have greater difficulty drawing on unused, and renewing, local lines of credit in Latin America as a result of the above.

The Company also noted that it expects to be out of compliance with its revenue covenant set forth in its senior secured financing agreements when it reports its third quarter results on Form 10-Q. Its projected funding gap, as noted above assumes continued support from the three vendors who have provided these credit facilities.

The Company is considering a number of measures with respect to its liquidity needs, including seeking additional third party financing.

                                      # # #

AT&T Latin America Corp. (Nasdaq: ATTL), headquartered in Washington, D.C., is a facilities-based provider of integrated high-bandwidth business communications services in five countries: Argentina, Brazil, Chile, Colombia and Peru. The company offers data, Internet, voice, video-conferencing and e-business services. For more information, visit AT&T Latin America's website at http://www.attla.com.


           Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release includes "forward-looking statements" which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on these forward-looking statements, which are not a guarantee of performance. The statements involve known and unknown risks and uncertainties, many of which are outside of AT&T Latin America's control that may cause its actual results or outcomes to materially differ from such statements. The risks and uncertainties include but are not limited to AT&T Latin America's ability to raise additional financing and to maintain access to existing senior secured credit with its vendors and maintain access to or renew credit lines in the countries in which it operates on acceptable terms and conditions; whether economic and political conditions in the countries in which it operates improve or deteriorate from the company's current expectations; currency fluctuations; inaccurate forecasts of customer or market demand; changes in AT&T Corp.'s approach to MNC customers; its ability to implement its planned regionalization of key functions of its operations in the manner currently expected and in the time-frames currently contemplated; changes in communications technology and/or the pricing of competitive products and services; highly competitive market conditions; loss of one or more important customers; changes in or developments under laws, regulations and licensing requirements in the countries in which AT&T Latin America operates; volatility of its stock price; its ability to maintain compliance with the listing requirements of the Nasdaq Stock Market and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission which readers are urged to read carefully in assessing the forward-looking statements contained in this press release. These statements are made as of the date of this press release, and AT&T Latin America undertakes no obligation to update or revise them, whether as a result of new information, future events or otherwise.